Exhibit 10.15
Final
As of September 28, 2009
Kelly Services, Inc.
999 West Big Beaver Road
Troy, Michigan 48084

Attention:	Mr. Joel Starr Treasurer
Re: Amendment No. 2 to Credit Facility Letter/Note
Dear Mr. Starr:
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (the “Bank”), is pleased to confirm its agreement to the following amendments to the credit facility described in our letter of November 3, 2007 (the “Credit Facility Letter”) and to the Promissory Note dated November 13, 2007 (the “Note”), in each case as amended by Amendment No. 1 dated as of April 29, 2009. Subject to the effectiveness of this agreement in accordance with the last paragraph of this letter, the Bank confirms that the limited waiver granted to you by our letter of July 23, 2009 (as subsequently extended, the “Waiver”) shall be deemed permanent in nature on the terms of and with respect to the matters covered thereby.
The Credit Facility Letter is hereby amended as follows:
1. Section 6 is amended to delete the first sentence thereof and replace it with the following:
6. Interest Rate. The loan shall bear interest prior to maturity at the rate per annum (computed on a 360 day basis and actual days elapsed) equal to LIBOR (as defined in the Promissory Note dated November 13, 2007 [the “Promissory Note”]) plus a) 3.50% so long as Level I is the Applicable Margin under the Pricing Schedule of the Borrower’s Credit Agreement dated as of (on or about) September 28, 2009, as amended from time to time and including any replacement syndicated agreement (the “Credit Agreement”) (whether or not such Credit Agreement continues to be effective); b) 3.75% if Level II under such Pricing Schedule applies; and c) 4.25% if Level III under such Pricing Schedule applies (or above such other interest rate basis (e.g., TIBOR) as may apply under the terms of the Note).
2. Section 7 is amended to read in its entirety to read “Collateral: Collateral as defined in the Credit Agreement as provided by the terms of the Collateral Documents.”

3. Section 13 [Defined Terms; Documentation] is amended to revise the first sentence thereof to read as follows: “Defined terms used in this agreement have the meanings assigned thereto in Exhibit A or in the Credit Agreement (as the context may require), in each case unless otherwise agreed.”
4. On the signature page the Bank’s address for purposes of notices is amended on line 3 to substitute “Makoto Uetani” for “Takeo Shimotsu” [replacement contact].
The Note is hereby amended as follows:
1. On page 6, in Section (IV) the last sentence is deleted and replaced with the following: “The Borrower has delivered to the Bank a true copy of the Credit Agreement. The provisions of Article VI of the Credit Agreement are incorporated in this Note as if fully set forth herein, mutatis mutandi (and with any defined terms having the meanings assigned to them in the Credit Agreement, unless the context otherwise requires). The Borrower further covenants to provide the Bank with a copy of each material amendment to the Credit Agreement and of each Borrowing Base Certificate and non-routine notice provided to the Agent pursuant to the Credit Agreement. Any supplement, amendment, modification, waiver or consent made or granted by the Lenders or the Required Lenders (as defined in the Credit Agreement) in connection with such provisions of the Credit Agreement and related definitions at any time after the date hereof shall be deemed a supplement, amendment, modification, waiver or consent, as the case may be, with respect to such provisions as incorporated herein, but only if the Lender hereunder has consented to such supplement, amendment, modification, waiver or consent pursuant to the terms of this Note. Notwithstanding anything in this Note to the contrary, no termination, cancellation or expiry of the Credit Agreement shall have any effect whatsoever upon the provisions thereof as such provisions are incorporated herein, and such provisions of the Credit Agreement incorporated herein shall be deemed to survive any such termination, cancellation or expiry of the Credit Agreement and shall thereafter continue to be binding upon the Borrower under this Agreement.”
2. On page 6, in Section V(C) reword lines 1-3 to read as follows: “The occurrence of any default under the Credit Agreement, which default shall continue for a period of time sufficient to permit the acceleration of the maturity of any indebtedness outstanding under the Credit Agreement.”
Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Bank that each of a) the representations and warranties made under the Note and b) the representations and warranties made in Article V of the Credit Agreement are accurate and complete with the same force and effect as though made on and as of the date of this Amendment No. 2. As of the date hereof and after giving effect to this Amendment No. 2, no Event of Default has occurred and is continuing. The Borrower further acknowledges and agrees that the Bank has fully performed its obligations under all documents executed in connection with the Credit Facility Letter and the Note and all actions taken by the Bank are reasonable and appropriate under the circumstances and within its rights under the Credit Facility Letter and the Note and all other documents executed in connection therewith. The Borrower further represents and warrants that it is not aware of any claims or causes of action against the Bank and agrees a) that the Credit Facility Letter and the Note and all other documents and agreements executed by the Borrower in connection therewith are ratified and confirmed and shall remain in full force and effect and b) that it has no set off, counterclaim or defense with respect to any of the foregoing.

If you are in agreement with the above, would you please sign and return the attached duplicate original hereof whereupon this letter shall constitute an agreement between us, subject to the satisfaction of the conditions precedent contained in Section 4.1 of the Credit Agreement (including without limitation arrangements for the Collateral) and execution and delivery of the Yen Term Loan Lender Guaranties (as defined in the Intercreditor Agreement) substantially similar in form and substance to the Revolving Credit Lender Guaranties (as therein defined). This letter agreement may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or electronic mail message shall be enforceable as originals.

Very truly yours, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Vice President & Manager

1251 Avenue of the Americas
New York, New York 10020
Attention: Portfolio Management Grp- J Rybicki
Telephone: (212) 782-4206/(312) 696-4708
Facsimile: (212) 782-6440 with copy to (312) 696-4535
Accepted and Agreed to
as of September 28, 2009
KELLY SERVICES, INC.

By:	/s/ Joel Starr
Name: Joel Starr
Title: Treasurer

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